UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 5, 2016 (Date of earliest event reported)

LITHIA MOTORS, INC.

(Exact name of registrant as specified in its charter)

State of Oregon	001-14733	93-0572810
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

150 N. Bartlett St
Medford, OR 97501
(Address of principal executive offices)

(541) 776-6401

(Registrant's telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2016, Lithia Motors, Inc. amended and restated its change in control agreements with several of its upper level management, including some of its named executive officers. Among other things, the amendments:

●

Exclude from the definition of “change in control” transfers of Class B Common Stock to the Sidney B. DeBoer Trust and the election of Bryan DeBoer or the trust as the manager of Lithia Holding Company, L.L.C.

●

Change the benefits payable upon a change of control and subsequent termination of employment to (i) increase the benefit related to variable cash compensation from the unvested portion to twice the annual cash bonus determined according to the executive’s average achievement in the previous four performance periods; (ii) immediately vest discretionary retirement contributions; (iii) continue long-term care insurance premiums for two years; and (iv) provide that the percentage of performance and time-vesting restricted stock units (RSUs) that vest is the average percentage of similar awards earned (based on performance) in the three immediately preceding annual performance periods.

●

Change the timing for settlement of accelerated RSUs granted on or after January 1, 2016 so that the underlying stock is issued over the two years after the executive’s termination of employment, and provide that unsettled RSUs are forfeited if the executive breaches non-competition obligations.

●

Change the non-competition provision to prohibit affiliation with the top 100 auto dealership groups at the time of termination of employment (as determined by a report produced by Automotive News) and to enforce the non-competition obligation through bonus forfeiture as permitted under Oregon law.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1

Form of Amended Employment and Change in Control Agreement dated February 4, 2016 between the Company and each of Bryan B. DeBoer, Scott Hillier, Christopher Holzshu, George Liang and John F. North III.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIA MOTORS, INC.

Dated: February 5, 2016

	By:	/s/ Christopher S. Holzshu
Christopher S. Holzshu
SVP, CFO and Secretary

Exhibit Index

Exhibit No.	Description
10.1

Form of Amended Employment and Change in Control Agreement dated February 4, 2016 between the Company and each of Bryan B. DeBoer, Scott Hillier, Christopher Holzshu, George Liang and John F. North III.